EX-99.d.2

Delaware Management Company
100 Independence, 610 Market Street
Philadelphia, PA 19106-2354

April 22, 2024

Delaware VIP Trust
100 Independence, 610 Market Street
Philadelphia, PA 19106-2354

Re: Expense Limitations

To whom it may concern:

By our execution of this letter agreement (the "Agreement"), intending to be legally bound hereby, Delaware Management Company, a series of Macquarie Investment Management Business Trust (the “Manager”), agrees that in order to improve the performance of the series of Delaware VIP Trust set forth below (each a “Series”), the Manager shall waive all or a portion of its investment advisory fees and/or pay/reimburse expenses (excluding any 12b-1 fees, acquired fund fees and expenses, taxes, interest, short sale dividend and interest expenses, brokerage fees, certain insurance costs, and nonroutine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, the “Excluded Expenses”)) in an aggregate amount equal to the amount by which the Series’ total annual series operating expenses (excluding any Excluded Expenses) exceed the percentages set forth below for the period from May 1, 2024 through April 30, 2025. For purposes of this Agreement, Excluded Expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Series’ Board of Trustees and the Manager.

Fund	Expense Cap
Macquarie VIP Emerging Markets Series (formerly, Delaware VIP Emerging Markets Series)	1.18%
Macquarie VIP Fund for Income Series (formerly, Delaware VIP Fund for Income Series)	0.74%
Macquarie VIP Growth and Income Series (formerly, Delaware VIP Growth and Income Series)	0.72%
Macquarie VIP Growth Equity Series (formerly, Delaware VIP Growth Equity Series)	0.79%
Macquarie VIP Investment Grade Series (formerly, Delaware VIP Investment Grade Series)	0.63%
Macquarie VIP Limited Duration Bond Series (formerly, Delaware VIP Limited Duration Bond Series)	0.53%
Macquarie VIP Opportunity Series) (formerly, Delaware VIP Opportunity Series)	0.83%
Macquarie VIP Small Cap Value Series (formerly, Delaware VIP Small Cap Value Series)	0.78%
Macquarie VIP Total Return Series (formerly, Delaware VIP Total Return Series)	0.83%

The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Series expenses at any time in the future.

Delaware Management Company, a series of
Macquarie Investment Management Business Trust

By:	/s/ Richard Salus
	Name:	Richard Salus
	Title:	Senior Vice President